EXHIBIT G - FORM OF
                                                                   ACCEPTANCE OF
                                                                   PROCESS AGENT

                              [LETTERHEAD OF PAXAR]


                                                                    [Date]

To each of the Lenders party to the
  Credit Agreement referred to below,
  and to Fleet National Bank, as
  Administrative Agent for
  such Lenders

                          [Name of Additional Borrower]


Ladies and Gentlemen:

     Reference is made to (a) the Second Amended and Restated Credit Agreement dated as of September __, 2002 (as amended or modified from time to time, the "Credit Agreement") among Paxar Corporation, a New York corporation ("Paxar"), the other Borrowers (as defined in the Credit Agreement) party thereto, the Lenders (as defined in the Credit Agreement) and Fleet National Bank, as agent for the Lenders (the "Administrative Agent"), and (b) the Credit Agreement Supplement dated _________, pursuant to which __________, a ___________ (the "Additional Borrower"), has become a "Borrower" under and for all purposes of the Credit Agreement. Terms defined in the Credit Agreement are used herein with the same meaning

     Pursuant to Section 9.13 of the Credit Agreement and to the Credit Agreement Supplement, the Additional Borrower has appointed Paxar (with its address at _________________________, Attention: _______________) as its process agent (the "Process Agent") to receive on behalf of the Additional Borrower and its property service of copies of any summons and complaint and any other process that may be served in any action or proceeding in any New York state court or any federal court sitting in New York City, New York, and any appellate court from any thereof, arising out of or relating to its Credit Agreement Supplement, the Credit Agreement or any of the Notes issued by it.

     The undersigned hereby accepts such appointment as the Process Agent and agrees with each of you that (a) Paxar will maintain an office in White Plains, through the Termination Date and will give the Administrative Agent prompt notice of any change of its address, (b) Paxar will perform its duties as the Process Agent to receive on behalf of the Additional Borrower and its property service of copies of any summons and complaint and any other process that may be served in any action or proceeding in any New York state court or any federal court sitting in New York City, New York, and any appellate court from any thereof, arising out of or relating to the Credit Agreement Supplement of the Additional Borrower, the Credit Agreement or any of the Notes issued by the Additional Borrower and (c) the undersigned will forward forthwith to the Additional Borrower at its address at ________________ or, if different, its then current address, copies of any summons, complaint and other process that the undersigned receives in connection with its appointment as the Process Agent therefor.

     This acceptance and agreement shall be binding upon Paxar and all of its successors and assigns.

                                Very truly yours,

                                PAXAR CORPORATION

                                By
                                  ----------------------------------------
                                      Name:
                                     Title: